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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                                                  Commission File Number 0-14016

                              Maxtor Corporation
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            (Exact name of registrant as specified in its charter)

      211 River Oaks Parkway, San Jose, California 95135; (408) 432-1700
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 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

  Common Stock, $0.01 par value per share, and Common Stock Purchase Right
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           (Title of each class of securities covered by this Form)

                                     None
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  (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

    Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)   [X]                    Rule 12h-3(b)(1)(ii)  [ ]
          Rule 12g-4(a)(1)(ii)  [ ]                    Rule 12h-3(b)(2)(i)   [ ]
          Rule 12g-4(a)(2)(i)   [ ]                    Rule 12h-3(b)(2)(ii)  [ ]
          Rule 12g-4(a)(2)(ii)  [ ]                              Rule 15d-6  [ ]
          Rule 12h-3(b)(1)(i)   [X]

    Approximate number of holders of record as of the certification or notice date:

                                     One
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    Pursuant to the requirements of the Securities Exchange Act of 1934, Maxtor
Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                        MAXTOR CORPORATION


DATE: January 16, 1996                  BY: MELONIE BROPHY
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                                        Melonie Brophy
                                        Vice President, Finance and Treasurer